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                                                                   Exhibit 3.1

                          CERTIFICATE OF AMENDMENT

                               TO THE RESTATED

                        CERTIFICATE OF INCORPORATION

                                     OF

                               PHONE.COM, INC.


        The undersigned hereby certifies that:

        1. He is the duly elected and acting Senior Vice President, Corporate Affairs, Chief Financial Officer and Treasurer of Phone.com, Inc., a Delaware corporation.

        2. The original name of this corporation was Libris, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is December 16, 1994.

        3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Restated Certificate of Incorporation amends Article IV, Section (A) of this corporation's Restated Certificate of Incorporation to read in its entirety as follows:

        "(A) Classes of Stock. The Corporation is authorized to issue two
             ----------------
        classes of stock to be designated, respectively, "Common Stock" and
                                                          ------------
        "Preferred Stock." The total number of shares which the Corporation is
         ---------------
        authorized to issue is 1,005,000,000 shares, each with a par value of $0.001 per share. 1,000,000,000 of such shares shall be Common Stock, and 5,000,000 of such shares shall be Preferred Stock."

        4. The foregoing Certificate of Amendment has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

        Executed at Redwood City, California, November 17, 2000.


                                       By: /s/ Alan Black
                                           -----------------------
                                           Alan Black
                                           Senior Vice President, Corporate
                                           Affairs, Chief Financial Officer
                                           and Treasurer